Exhibit (i)(4)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Value Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, Fidelity Leveraged Company Stock Fund, Fidelity OTC Portfolio and Fidelity Real Estate Income Fund series of Fidelity Securities Fund (the "Fund"), filed as part of this Post-Effective Amendment No. 62 to the Fund's Registration Statement on Form N-1A (File Nos. 002-93601 and 811-04118) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 57 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

September 27, 2004